UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting material Pursuant to Rule 14a-12

CLEVELAND-CLIFFS INC

(Name of Registrant as Specified in its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 12, 2008, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. issued a press release in connection with the special meeting of shareholders of Cleveland-Cliffs Inc, which is scheduled to be held on Friday, October 3, 2008, at 10:00 a.m. A copy of the September 12, 2008 press release is attached hereto as Exhibit I.

Exhibit I

Harbinger Urges Cleveland-Cliffs Shareholders to Support Harbinger’s Share Acquisition Proposal

NEW YORK—(BUSINESS WIRE)—September 12, 2008. Harbinger Capital Partners® Funds, the largest shareholder of Cleveland-Cliffs Inc (NYSE: CLF), today sent the following letter to shareholders of Cleveland-Cliffs:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

September 12, 2008

Dear Fellow Shareholder:

Harbinger Capital Partners® is asking for your support to increase our stake in Cleveland-Cliffs and to establish a strong, independent voice to advocate the cause of maximizing shareholder value. On October 3, 2008, shareholders will be asked to vote to authorize our acquisition of up to one-third of the voting shares of Cleveland-Cliffs. We face a challenging task, both to navigate the demands of Ohio law and to help shareholders overcome the burdensome voting procedures imposed by the company. We need your help to ensure that the company acts in your and our mutual interests.

•

Why does Harbinger want to increase its stake in Cleveland-Cliffs? We believe Cleveland-Cliffs is a company with tremendous intrinsic value but are gravely concerned by the company’s decision to acquire Alpha Natural Resources, Inc. We believe that this radical, transformative transaction represents an unacceptable risk for shareholders and that the historic performance and strategic position of the company should offer more favorable opportunities to maximize shareholder value. By building our stake, we aim to provide a clear and potent voice advocating for maximum value creation for the benefit of all shareholders.

In addition, like you, we are value driven. We believe the recent turbulence in the global financial markets has provided an unprecedented opportunity to increase our investment in Cleveland-Cliffs at a substantial discount to what we believe is the company’s substantial intrinsic value, an endeavor clearly consistent with our long-term view.

•

Why does Harbinger oppose the Alpha transaction? We at Harbinger recognize the value in taking risks, but the $10 billion acquisition of Alpha is too much, too fast. We have supported the company’s expansion into metallurgical coal mining operations, but believe that the mixed results of the company’s efforts to date and the operational challenges inherent in coal mining demand a measured approach. In short, we believe the execution risk of merging these companies from an operational point of view is just too great.

Additionally, we are concerned that the Alpha deal will not create meaningful wealth for Cleveland-Cliffs shareholders. As disclosed in the company’s preliminary proxy statement/prospectus filed with the Securities and Exchange Commission on August 12, 2008, J.P. Morgan, the company’s financial advisor, estimated the value creation per share to Cleveland-Cliffs shareholders in the Alpha transaction at only $1.85, assuming constant discount rates, or less than 1.66% of the company’s share price at the time of announcement. The company’s proxy statement further discloses that Citigroup as financial advisor to Alpha calculated pro forma Cleveland-Cliffs earnings per share (“EPS”) resulting from the transaction under various scenarios. Their results indicate pro forma EPS dilution between negative 14-19% and negative 13-26% for 2009 and 2010, respectively. Based on our own internal analysis of publicly available information, Harbinger believes that, even with the full $200 million of synergies estimated by management, the pro forma EPS results would remain dilutive for two years.

•

Is Harbinger seeking to control Cleveland-Cliffs? No. We are not seeking board representation and we are not seeking approval to acquire more than one-third of the voting shares. We want to act as an advocate for shareholder value and a resource for management, serving as a sounding board to the company as it considers all available options for maximizing value.

Furthermore, as the company acknowledges in its own proxy statement, because Harbinger has already acquired more than 10 percent of the company’s voting shares without board approval, Harbinger is prohibited from engaging in certain transactions with Cleveland-Cliffs, such as mergers, dispositions and sales of assets, for a period of three years. In light of these restrictions, we believe our most promising route to realizing the potential of our own investment is to ensure that the company pursues those strategic alternatives that maximize value for all shareholders.

•

Won’t Harbinger have the ability to block certain transactions? It is true that, under the company’s existing charter, certain transactions require the approval of two-thirds of the company’s voting shares. In theory, if Harbinger were to acquire one-third of the shares, we could stand in the way of transformative transactions that, like the Alpha transaction, do not maximize shareholder value. As economically rational investors in the business of building the value of our holdings, we believe all shareholders would benefit from the presence of a committed shareholder that has put its own capital on the line and is prepared to say “no” when “no” is the right answer.

•

Could the company eliminate the two-thirds voting requirement? Yes. Under Ohio law, Cleveland-Cliffs could remove the two-thirds voting requirement, and remove Harbinger’s ability to block certain transactions, by amending its charter. If the company believes that the two-thirds voting requirement may stand in the way of creating shareholder value, then we would urge the company to take the necessary actions to remove that obstacle rather than rely on yet another obstacle to prevent Harbinger from increasing its investment in the company. If shareholders approve the Harbinger share acquisition, then, following the vote on the Alpha transaction, Harbinger would be prepared to support the company in removing the two-thirds voting requirement.

•

If you receive approval to increase your stake, will you be able to block the Alpha transaction? We do not know. The company has not yet announced the record date for determining shareholders entitled to vote at the Alpha special meeting. The company could seek to nullify the decision of shareholders at the October 3 special meeting by setting a record date either before October 3 or so soon after that Harbinger would not have a realistic opportunity to purchase additional shares. We believe any such action would be ill-advised and contrary to the interests and intent of the company’s shareholders.

•

Do you expect to win the vote on October 3? We are hopeful, but we face an uphill battle. The Ohio control share acquisition statute imposes a cumbersome process to approve acquisitions of shares that many states, including Delaware, do not restrict. The company has added to this burden by imposing extraordinary procedures for the special meeting which require shareholders to complete a certificate of eligibility included on their proxy card or be deemed ineligible to be counted toward the majority required to approve the Harbinger share acquisition. This process vastly increases the administrative burden on shareholders seeking to express their views in this important vote. We have objected to these procedures, but nonetheless are urging all shareholders to follow the procedures carefully to ensure that their votes are counted.

We strongly encourage Cleveland-Cliffs shareholders to sign, date, and return the enclosed GREEN proxy card and the accompanying certificate of eligibility. If you have previously signed a white proxy card, you can revoke that vote by immediately signing, dating and mailing the enclosed GREEN proxy card and accompanying certificate of eligibility. Be sure to complete the certificate of eligibility to ensure that your vote is fully counted!

Shareholders who have questions about Harbinger’s solicitation, or need assistance in voting their GREEN proxy card and completing the accompanying certificate of eligibility, should call Harbinger’s proxy solicitors, Okapi Partners LLC, Toll-Free at (877) 869-0171, banks and brokers call collect at (212) 297-0720 or email at info@okapipartners.com.

Thank you for your careful consideration,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY

OR HOW FEW SHARES YOU OWN.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

OKAPI PARTNERS LLC

CALL TOLL FREE: (877) 869-0171

BANKS AND BROKERS CALL COLLECT: (212) 297-0720

OR

EMAIL: info@okapipartners.com

IMPORTANT

We urge you NOT to sign any proxy card sent to you by Cleveland-Cliffs.

If you have already done so, you have every legal right to change your vote TODAY by signing, dating and returning the enclosed GREEN proxy card and completing the accompanying certificate of eligibility in the postage-paid envelope provided.

About Harbinger

The Harbinger Capital Partners® Funds investment team located in New York City manages in excess of $21 billion as of August 1, 2008. Our objective is to achieve superior absolute returns primarily through investments in distressed/high yield debt securities, special situation equities and private loans and notes. Harbinger Capital Partners Master Fund I, Ltd. focuses on event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long term, control-oriented and frequently less liquid distressed investments, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of Cleveland-Cliffs Inc (the “Company”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that Harbinger may not be able to complete the purchases of shares contemplated by the Harbinger share acquisition proposal, that market conditions, market prices, developments with the Company or changes in the Company’s prospects may render such purchases financially undesirable to Harbinger or that Harbinger may not be able to acquire shares prior to any record date set for any special meeting called in connection with the Alpha Natural Resources, Inc. transaction or otherwise be able to obtain the ability to vote such shares at any such meeting. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

Contacts

Investors: Okapi Partners LLC

Bruce H. Goldfarb, 212-297-0722

bhgoldfarb@okapipartners.com

or

Patrick McHugh, 212-297-0721

pmchugh@okapipartners.com

or

Media: Rubenstein Associates, Inc.

Charles V. Zehren, 212-843-8590

czehren@Rubenstein.com